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                                   EXHIBIT 11


                          AFTERMARKET TECHNOLOGY CORP.

                STATEMENT RE COMPUTATION OF NET INCOME PER SHARE


                                               Three Months Ended September 30,          Nine Months Ended September 30,
                                                   1997                1996                 1997                  1996     (a)
                                              --------------      --------------      ---------------      ---------------
                                                        (Unaudited)                              (Unaudited)

Income before extraordinary item               $  5,652,501        $  4,051,300        $  17,131,342        $  12,341,324

Extraordinary item - net of income tax
   benefit of $2,520,443                                  -                   -            3,749,315                    -
                                              --------------      --------------      ---------------      ---------------
Net income per statements of income            $  5,652,501        $  4,051,300        $  13,382,027        $  12,341,324
                                              --------------      --------------      ---------------      ---------------
                                              --------------      --------------      ---------------      ---------------


Shares:

Weighted average common shares outstanding       17,126,925          12,000,000           17,035,928           12,000,000

Net effect of stock options granted during
 the twelve months prior to the Company's
 filing of its initial public offering,
 calculated using the treasury stock method
 at an offering price of $13.50 per share
 (pro forma)                                              -             523,772                    -              523,772

Net effect of stock options and warrants
 outstanding, excluding those discussed
 above, calculated using the treasury stock
 method at the average price for the period       2,283,876           1,226,252            2,291,685            1,194,482

Number of shares of common stock assumed
 to be issued in the Company's initial public
 offering whose net proceeds would be used
 to redeem the outstanding preferred stock
 including accrued dividends (pro forma)                  -           1,971,718                    -            1,926,179
                                              --------------      --------------      ---------------      ---------------

Total                                            19,410,801          15,721,742           19,327,613           15,644,433
                                              --------------      --------------      ---------------      ---------------
                                              --------------      --------------      ---------------      ---------------



Per share of common stock:
 Income before extraordinary item              $       0.29        $       0.26        $        0.89        $        0.79
 Extraordinary item, net of tax                           -                   -                (0.20)                   -

                                              --------------      --------------      ---------------      ---------------
Net income per share                           $       0.29        $       0.26        $        0.69        $        0.79
                                              --------------      --------------      ---------------      ---------------
                                              --------------      --------------      ---------------      ---------------


(a) The September 30, 1996 share data includes the pro forma effects of the Company's initial public offering.


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